Exhibit 10.65

PURCHASE AND SALE CONTRACT

BETWEEN

CCIP PALM LAKE, L.L.C.,
a Delaware limited liability company

AS SELLER

AND

BLACKHAWK APARTMENT OPPORTUNITY FUND II LLC,
an Illinois limited liability company

AS PURCHASER

PALM LAKE APARTMENTS

Table of Contents

Page

ARTICLE I	DEFINED TERMS	1
ARTICLE II	PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT	7
2.1	Purchase and Sale	7
2.2	Purchase Price and Deposit	7
2.3	Escrow Provisions Regarding Deposit	8
ARTICLE III	FEASIBILITY PERIOD	9
3.1	Feasibility Period	9
3.2	Expiration of Feasibility Period	9
3.3	Conduct of Investigation	10
3.4	Purchaser Indemnification	10
3.5	Property Materials	11
3.6	Property Contracts	12
ARTICLE IV	TITLE	13
4.1	Title Documents	13
4.2	Survey	13
4.3	Objection and Response Process	14
4.4	Permitted Exceptions	15
4.5	Existing Deed of Trust	15
4.6	Purchaser Financing	15
ARTICLE V	CLOSING	15
5.1	Closing Date	15
5.2	Seller Closing Deliveries	16
5.3	Purchaser Closing Deliveries	17
5.4	Closing Prorations and Adjustments	18
5.5	Post Closing Adjustments	23
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF SELLER AND
	PURCHASER	23
6.1	Seller’s Representations	23
6.2	AS-IS	25
6.3	Survival of Seller’s Representations	26
6.4	Definition of Seller’s Knowledge	26
6.5	Representations And Warranties Of Purchaser	26
ARTICLE VII	OPERATION OF THE PROPERTY	26
7.1	Leases and Property Contracts	27
7.2	General Operation of Property	28
7.3	Liens	28
7.5	Listings and Other Offers	28
ARTICLE VIII	CONDITIONS PRECEDENT TO CLOSING	28
8.1	Purchaser’s Conditions to Closing	28
8.2	Seller’s Conditions to Closing	29
ARTICLE IX	BROKERAGE	30
9.1	Indemnity	30
9.2	Broker Commission	30
9.3	Broker Signature Page	30
ARTICLE X	DEFAULTS AND REMEDIES	30
10.1	Purchaser Default	30
10.2	Seller Default	31
ARTICLE XI	RISK OF LOSS OR CASUALTY	32
11.1	Major Damage	32
11.2	Minor Damage	32
11.3	Repairs	32
ARTICLE XII	EMINENT DOMAIN	33
12.1	Eminent Domain	33
ARTICLE XIII	MISCELLANEOUS	33
13.1	Binding Effect of Contract	33
13.2	Exhibits And Schedules	33
13.3	Assignability	33
13.4	Binding Effect	33
13.5	Captions	33
13.6	Number And Gender Of Words	33
13.7	Notices	34
13.8	Governing Law And Venue	36
13.9	Entire Agreement	36
13.10	Amendments	36
13.11	Severability	36
13.12	Multiple Counterparts/Facsmile Signatures	36
13.13	Construction	36
13.14	Confidentiality	37
13.15	Time Of The Essence	37
13.16	Waiver	37
13.17	Attorneys’ Fees	37
13.18	Time Periods	37
13.19	1031 Exchange	37
13.20	No Personal Liability of Officers, Trustees or Directors of Seller’s
	Partners	38
13.21	Intentionally Left Blank	38
13.22	ADA Disclosure	38
13.23	No Recording	38
13.24	Relationship of Parties	39
13.25	Dispute Resolution	39
13.26	AIMCO Marks	39
13.27	Non-Solicitation of Employees	39
13.28	Survival	39
13.29	Multiple Purchasers	40
13.30	Seller’s Several Obligations	40
13.31	Intentionally left blank	40
13.32	Radon Gas	40
13.33	Energy Efficiency Disclosure	41
ARTICLE XIV	LEAD-BASED PAINT DISCLOSURE	41
14.1	Disclosure	41
14.2	Consent Agreement	41

PURCHASE AND SALE CONTRACT

            THIS PURCHASE AND SALE CONTRACT (this “Contract”) is entered into as of the 24the day of October, 2008 (the “Effective Date”), by CCIP PALM LAKE, L.L.C., a Delaware limited liability company, having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (“Seller”), and BLACKHAWK APARTMENT OPPORTUNITY FUND II LLC, an Illinois limited liability company, having a principal address at 100 North LaSalle Street, Suite 2200, Chicago, Illinois  60602 (“Purchaser”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

A.        Seller owns the real estate commonly known as and identified by the “Community Name” listed on the schedule attached hereto as Schedule A (the "Seller Information Schedule") and as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon.

B.         Purchaser desires to purchase, and Seller desires to sell, the land, improvements and certain associated property described in this Contract on the terms and conditions set forth below.

ARTICLE I
DEFINED TERMS

1.1              Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in this ARTICLE 1.

1.1.1        Intentionally left blank.

1.1.2        “ADA” shall have the meaning set forth in Section 13.22.

1.1.3        “AIMCO” means Apartment Investment and Management Company.

1.1.4        “AIMCO Marks” means all words, phrases, slogans, materials, software, proprietary systems, trade secrets, proprietary information and lists, and other intellectual property owned or used by Seller, the Property Manager, or AIMCO in the marketing, operation or use of the Property (or in the marketing, operation or use of any other properties managed by the Property Manager or owned by AIMCO or an affiliate of either Property Manager or AIMCO).

1.1.5        “Appeal” shall have the meaning set forth in Section 5.4.4.2.

1.1.6         “Broker” shall have the meaning set forth in Section 9.1.

1.1.7        “Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the States of Colorado, California, or Florida.

1.1.8        “Closing” means the consummation of the purchase and sale and related transactions contemplated by this Contract in accordance with the terms and conditions of this Contract.

1.1.9        “Closing Date” means the date on which date the Closing of the conveyance of the Property is required to be held pursuant to Section 5.1.

1.1.10    “Code” shall have the meaning set forth in Section 2.3.6.

1.1.11    "Consent Agreement" shall have the meaning set forth in Section 14.2.

1.1.12    “Consultants” shall have the meaning set forth in Section 3.1.

1.1.13    “Damage Notice” shall have the meaning set forth in Section 11.1.

1.1.14    “Deed” shall have the meaning set forth in Section 5.2.1.

1.1.15    “Deed of Trust” means any deeds of trust and/or mortgages which secure a Note against the Property.

1.1.16    “Deposit” means collectively the Deposit and any funds deposited with Escrow Agent by Purchaser pursuant to this Contract.

1.1.17    “Escrow Agent” shall have the meaning set forth in Section 2.2.1.

1.1.18    “Excluded Permits” means, with respect to the Property, those Permits which, under applicable law, are nontransferable and such other Permits, if any, as may be designated as Excluded Permits on the Seller Information Schedule.

1.1.19    “Existing Survey” shall have the meaning set forth in Section 4.2.

1.1.20    “Feasibility Period” shall have the meaning set forth in Section 3.1.

1.1.21    “FHA “ shall have the meaning set forth in Section 13.22.

1.1.22    “Final Response Deadline” shall have the meaning set forth in Section 4.3.

1.1.23    “Fixtures and Tangible Personal Property” means, with respect to the Property, all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property located on the Property as of the Effective Date and used or usable in connection with the occupation or operation of all or any part of the Property, but only to the extent transferable, as described on Schedule B.  The term “Fixtures and Tangible Personal Property” does not include, unless specifically listed on Schedule B (a) equipment leased by Seller and the interest of Seller in any equipment provided to the Property for use, but not owned or leased by Seller, or (b) property owned or leased by any Tenant or guest, employee or other person furnishing goods or services to the Property, or (c) property and equipment owned by Seller, which in the ordinary course of business of the Property is not used exclusively for the business, operation or management of the Property, or (d) the property and equipment, if any, expressly identified in Schedule 1.1.23 or listed on the Seller Information Schedule as “Excluded FF&E.”

1.1.24     “General Assignment” shall have the meaning set forth in Section 5.2.3.

1.1.25    “Good Funds” shall have the meaning set forth in Section 2.2.1.

1.1.26    “Improvements” means all buildings and improvements located on the Land, taken “as is.”

1.1.27    “Land” means the tract of land described on Exhibit A, and all rights, privileges and appurtenances pertaining thereto.

1.1.28    "Laundry Room Contract" shall have the meaning set forth in Section 3.6.

1.1.29    “Lease(s)” means the interest of Seller in and to all leases, subleases and other occupancy contracts, whether or not of record, which provide for the use or occupancy of space or facilities on or relating to the Property and which are in force as of the Closing Date for the Property.

1.1.30    “Leases Assignment” shall have the meaning set forth in Section 5.2.4.

1.1.31    “Lender” means the “Lender” identified on the Seller Information Schedule, the servicer of which, if any, also is identified on the Seller Information Schedule.

1.1.32    Intentionally left blank.

1.1.33    “Loan” means the indebtedness owing to Lender evidenced by a Note.

1.1.34    “Loan Payoff” shall have the meaning set forth in Section 5.4.7.

1.1.35    “Losses” shall have the meaning set forth in Section 3.4.1.

1.1.36    “Materials” shall have the meaning set forth in Section 3.5.

1.1.37    “Miscellaneous Property Assets” means, with respect to the Property, all contract rights, leases, concessions, warranties, plans, drawings and other items of intangible personal property relating to the ownership or operation of the Property and owned by Seller, excluding, however, with respect to the Property (a) receivables, (b) Property Contracts, (c) Leases, (d) Permits, (e) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (f) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Closing Date, (g) utility and similar deposits, (h) insurance or other prepaid items, (i) Seller’s proprietary books and records, or (j) any right, title or interest in or to the AIMCO Marks.  The term “Miscellaneous Property Assets” also shall include all of Seller’s rights, if any, in and to the name “Community Name” identified in the Seller Information Schedule as it relates solely to use in connection with the Property (and not with respect to any other property owned or managed by Seller, Property Manager, AIMCO, or their respective affiliates).  Miscellaneous Property Assets also shall include the phone number for the general office for the Property, as well as the domain name and web site maintained by Seller solely for the Property, but only to the extent such phone number, domain name and web site are (i) owned by Seller, (ii) assignable by Seller, and (iii) used by Seller exclusively for the Property (and not with respect to any of AIMCO's other properties).  Purchaser recognizes and agrees that (A) the Miscellaneous Property Assets do not include any interest in AIMCO’s corporate websites or domain names, and (B) Seller makes no representations or warranties regarding their ability to require the local phone company or any other service provider to transfer the phone numbers, websites or domain names for the Property to Purchaser.

1.1.38    “Note” means the promissory note identified in the Seller Information Schedule.

1.1.39    “Objection Deadline” shall have the meaning set forth in Section 4.3.

1.1.40    “Objection Notice” shall have the meaning set forth in Section 4.3.

1.1.41    “Objections” shall have the meaning set forth in Section 4.3.

1.1.42    Intentionally left blank.

1.1.43    “Permits” means all licenses and permits granted by any governmental authority having jurisdiction over the Property and required in order to own and operate the Property.

1.1.44    “Permitted Exceptions” shall have the meaning set forth in Section 4.4.

1.1.45    “Prohibited Person” means any of the following:  (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

1.1.46    “Property” means (a) the Land and Improvements and all rights of Seller, if any, in and to all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to the Land and Improvements, (b) the Property Contracts, Leases, Permits (other than Excluded Permits), and the right, if any, of Seller in and to the Fixtures and Tangible Personal Property related to such Land and Improvements, and (c) the Miscellaneous Property Assets owned by Seller which are located on such Land and Improvements and used in its operation.

1.1.47    Intentionally left blank.

1.1.48    “Property Contracts” means all contracts, agreements, equipment leases, purchase orders, maintenance, service, or utility contracts and similar contracts, excluding Leases, regardless of whether entered into by Seller, Property Manager, or an affiliate of either, which relate to the ownership, maintenance, construction or repair and/or operation of the Property, to the extent assignable, as described on Schedule C, but not including (a) any national contracts entered into by Seller, Property Manager, or AIMCO with respect to the Property (i) which terminate automatically upon transfer of the Property by Seller, or (ii) which Seller, in Seller’s sole discretion, elects to terminate with respect to the Property effective as of the Closing Date, or (b) any property management contract for the Property.  Property Contracts shall not include forward or similar long-term contracts to purchase electricity, natural gas, or other utilities, which contracts shall be “Utility Contracts” governed by the provisions of Section 5.4.12.

1.1.49    “Property Contracts Notice” shall have the meaning set forth in Section 3.6.

1.1.50    “Property Manager” means the current property manager of the Property.

1.1.51    “Property-Related Files and Records” shall have the meaning set forth in Section  5.4.13.

1.1.52     “Property Taxes” shall have the meaning set forth in Section 5.4.4.2.

1.1.53    “Proration Schedule” shall have the meaning set forth in Section 5.4.1.

1.1.54    “Purchase Price” shall have the meaning set forth in Section 2.2.

1.1.55    “Records Disposal Notice” shall have the meaning set forth in Section 5.4.13.

1.1.56    “Records Hold Period” shall have the meaning set forth in Section 5.4.13.

1.1.57    “Regional Property Manager” means the individual identified in the Seller Information Schedule.

1.1.58     “Rent-Ready Condition” means the physical condition to which Seller, in the ordinary course of its business, would prepare Tenant Units in anticipation of renting such Tenant Units to prospective Tenants.

1.1.59    “Rent Roll(s)” shall have the meaning set forth in Section 3.5.1.

1.1.60    “Required Assignment Consent” shall have the meaning set forth in Section  3.6.

1.1.61    "Report" shall have the meaning set forth in Section 14.2.

1.1.62    “Response Deadline” shall have the meaning set forth in Section 4.3.

1.1.63    “Response Notice” shall have the meaning set forth in Section 4.3.

1.1.64    “Seller’s Indemnified Parties” shall have the meaning set forth in Section  3.4.1.

1.1.65    “Seller Information Schedule” shall have the meaning set forth in Recital A.

1.1.66     “Seller’s Representations” shall have the meaning set forth in Section 6.1.

1.1.67    “Seller’s Representative” means AIMCO.

1.1.68    “Seller Third-Party Reports” means any reports, studies or other information with respect to the Property prepared or compiled for Seller by any Consultant or other third-party not in the employ of Seller.

1.1.69    “Survey” shall have the meaning ascribed thereto in Section 4.2.

1.1.70    “Survival Period” shall have the meaning set forth in Section 6.3.

1.1.71    “Survival Provisions” shall have the meaning set forth in Section 13.28.

1.1.72    “Tax Year” means each 12-month period for which the applicable taxing authority assesses Property Taxes, which may or may not be a calendar year.

1.1.73    “Tenant” means any person or entity entitled to occupy any portion of the Property under a Lease.

1.1.74    “Tenant Deposits” means all security deposits, prepaid rentals, cleaning fees and other refundable deposits and fees collected from Tenants, plus any interest accrued thereon, paid by Tenants to Seller pursuant to its Leases.  Tenant Deposits shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.

1.1.75    “Tenant Security Deposit Balance” shall have the meaning set forth in Section 5.4.6.2.

1.1.76    “Tenant Unit” means each apartment in the Property which is leased by Seller to Tenants in the ordinary course of Seller’s business.

1.1.77    “Terminated Contracts” shall have the meaning set forth in Section 3.6.

1.1.78    “Termination Notice” shall have the meaning set forth in Section 8.1.

1.1.79    "Testing" shall have the meaning set forth in Section 14.2.

1.1.80    “Third-Party Reports” means any reports, studies or other information prepared or compiled for Purchaser by any Consultant or other third-party in connection with Purchaser’s investigation of the Property.

1.1.81    “Title Commitment” shall have the meaning ascribed thereto in Section 4.1.

1.1.82    “Title Documents” shall have the meaning set forth in Section 4.1.

1.1.83    “Title Insurer” shall have the meaning set forth in Section 2.2.1.

1.1.84    “Title Policy” shall have the meaning set forth in Section  4.1.

1.1.85    “Uncollected Rents” shall have the meaning set forth in Section 5.4.6.1.

1.1.86    “Utility Contract” shall have the meaning set forth in Section 5.4.12.

1.1.87    “Vendor Terminations” shall have the meaning set forth in Section 5.2.5.

ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1              Purchase and Sale.  Seller agrees to sell and convey the Property listed on the Seller Information Schedule to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2              Purchase Price and Deposit.  The purchase price for the Property is set forth in the Seller Information Schedule (the “Purchase Price”).  The Purchase Price for the Property shall be paid as follows:

2.2.1        On the Effective Date, Purchaser shall deliver to LandAmerica Financial Group, Inc., 1099 18th Street, Suite 2850, Denver, Colorado, Attention: Margaret "Peppy" Newton, Senior Commercial Escrow Officer, Telephone: (303) 291-3304, Facsimile: (303) 291-3301 (“Escrow Agent” or “Title Insurer”) a deposit (the “Deposit”) of $150,000.00 by wire transfer of immediately available funds (“Good Funds”).  The Deposit shall be held and disbursed in accordance with the escrow provisions set forth in Section 2.3.

2.2.2        Intentionally left blank.

2.2.3        The balance of the Purchase Price plus or minus prorations for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 11:00 a.m. (in the time zone in which Escrow Agent is located) on the Closing Date (or such earlier time as required by Seller’s lender).

2.3              Escrow Provisions Regarding Deposit.

2.3.1        Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract.  Escrow Agent shall invest the Deposit in such short-term, high-grade securities, interest-bearing bank accounts, money market funds or accounts, bank certificates of deposit or bank repurchase contracts as Escrow Agent, in its discretion, deems suitable, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2        Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price for the Property, or (ii) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 2.3.3.  The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3        If the Deposit has not been released earlier in accordance with Section 2.3.2, and Purchaser or Seller’s Representative makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other parties of such demand.  If Escrow Agent does not receive a written objection from another party to the proposed payment within 5 Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment (subject to Purchaser’s obligation under Section 3.5.2 to return or certify the destruction of all Third-Party Reports and information and Materials provided to Purchaser as a pre-condition to the return of the Deposit to Purchaser).  If Escrow Agent does receive such written objection within such 5‑Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator’s decision.  However, Escrow Agent shall have the right at any time to deposit the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located.  Escrow Agent shall give written notice of such deposit to Seller’s Representative and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.  Seller hereby appoints Seller’s Representative to give and receive notices to Escrow Agent regarding the Deposit.

2.3.4        The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of any of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence.  Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5        The parties shall deliver to Escrow Agent an executed copy of this Contract, which shall constitute the sole instructions to Escrow Agent.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto with respect to the provisions of this Section 2.3; provided, however, that (a) Escrow Agent’s signature hereon shall not be a prerequisite to the binding nature of this Contract on Purchaser and Seller, and the same shall become fully effective upon execution by Purchaser and Seller, and (b) the signature of Escrow Agent will not be necessary to amend any provision of this Contract other than this Section 2.3.

2.3.6        Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this section.

2.3.7        The provisions of this Section 2.3 shall survive the termination of this Contract, and if not so terminated, the Closing and delivery of the Deeds to Purchaser.

ARTICLE III
FEASIBILITY PERIOD

3.1              Feasibility Period.  Subject to the terms of Sections 3.3 and 3.4 and the right of Tenants under the Leases, from the Effective Date to and including the date which is thirty (30) days after the Effective Date (the “Feasibility Period”), and thereafter (subject to the provisions of this Article III) Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) shall have the right from time to time to enter onto the Property:

3.1.1        To conduct and make any and all customary studies, tests, examinations, inquiries, and inspections, or investigations (collectively, the “Inspections”) of or concerning the Property (including, without limitation, engineering and feasibility studies, evaluation of drainage and flood plain, soil tests for bearing capacity and percolation and surveys, including topographical surveys);

3.1.2        To confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property;

3.1.3        To ascertain and confirm the suitability of the Property for Purchaser’s intended use of the Property; and

3.1.4        To review the Materials at Purchaser’s sole cost and expense.

3.2              Expiration of Feasibility Period.  If the results of any of the matters referred to in Section 3.1 appear unsatisfactory to Purchaser for any reason or if Purchaser elects not to proceed with the transaction contemplated by this Contract for any other reason, or for no reason whatsoever, in Purchaser’s sole and absolute discretion, then Purchaser shall have the right to terminate this Contract by giving written notice to that effect to Seller’s Representative and Escrow Agent on or before 5:00 p.m. (in the time zone in which the Escrow Agent is located) on the date of expiration of the Feasibility Period.  If Purchaser exercises such right to terminate, this Contract shall terminate and be of no further force and effect subject to and except for the Survival Provisions, and Escrow Agent shall forthwith return the Deposit to Purchaser (subject to Purchaser’s obligation under Section 3.5.2 to return or certify the destruction of all Third-Party Reports and information and Materials provided to Purchaser as a pre-condition to the return of the Deposit).  If Purchaser fails to provide Seller’s Representative with written notice of termination prior to the expiration of the Feasibility Period in strict accordance with the notice provisions of this Contract, Purchaser’s right to terminate under this Section 3.2 shall be permanently waived and this Contract shall remain in full force and effect, the Deposit (when delivered in accordance with Section 2.2.2) shall be non-refundable in the event of a default by Purchaser as set forth in Section 10.2 (but otherwise shall be refundable as expressly provided in this Agreement), and Purchaser’s obligation to purchase the Property shall be non-contingent and unconditional except only for satisfaction of the conditions expressly stated in Section 8.1.

3.3              Conduct of Investigation.  Purchaser shall not permit any mechanic’s or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser.  Purchaser shall give notice to Seller a reasonable time prior to entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property.  Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the investigations and inspections of the Property, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons or the environment and cause no damage to the Property or other property of Seller or other persons.  All information made available by Seller to Purchaser in accordance with this Contract or obtained by Purchaser in the course of its Inspections shall be treated as confidential information by Purchaser, provided that Purchaser may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to Purchaser’s or Seller’ lenders, attorneys and accountants and, prior to the purchase of the Property by Purchaser, Purchaser shall use its best efforts to prevent its Consultants from divulging such information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract.  The provisions of this Section 3.3 shall survive the termination of this Contract, and if not so terminated shall survive (except for the confidentiality provisions of this Section 3.3) the Closing and delivery of the Deeds to Purchaser.

3.4              Purchaser Indemnification.

3.4.1        Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel reasonably approved by Seller) Seller, together with Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Regional Property Manager, and AIMCO (collectively, including Seller, “Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) (collectively, “Losses”) arising from or related to Purchaser’s or its Consultants’ entry onto the Property, and any Inspections or other matters performed by Purchaser with respect to the Property during the Feasibility Period or otherwise.  Purchaser shall, however, not be liable for any damages incurred by Seller resulting from the mere discovery by Purchaser of a pre-existing condition at or with regard to the Property; provided, however, that, if Purchaser proceeds with acquisition of the Property after the expiration of the Feasibility Period, Purchaser shall accept the Property with any such pre-existing conditions and assume any liabilities associated therewith.

3.4.2        Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property without Seller’s Representative’s prior written consent, which consent may be withheld in Seller’s Representative’s sole discretion.  Further, Seller’s Representative shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller’s Representative’s reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller’s interest therein.  Purchaser shall use commercially reasonable efforts to minimize disruption to Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section.  No consent by Seller’ Representative to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller.  Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, the Property to the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article 3.  Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located.  Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Seller (in the form of a certificate of insurance) prior to the earlier to occur of (i) Purchaser’s or Purchaser’s Consultants’ entry onto any of the Property, or (ii) the expiration of 5 days after the Effective Date.

3.4.3        The provisions of this Section 3.4 shall survive the termination of this Contract, and if not so terminated, the Closing and delivery of the Deeds to Purchaser.

3.5              Property Materials.

3.5.1        Within 5 days after the Effective Date, and to the extent the same exist and are in Seller’s possession or reasonable control (subject to Section 3.5.2), Seller agrees to make the documents set forth on Schedule 3.5 (the “Materials”) relating to the Property available at the Property for review and copying by Purchaser at Purchaser’s sole cost and expense.  In the alternative, at Seller’s option and within the foregoing 5-day period, Seller may deliver some or all of its Materials to Purchaser.  To the extent that Purchaser determines that any of the Materials have not been made available or delivered to Purchaser pursuant to this Section 3.5.1, Purchaser shall notify Seller and Seller shall use commercially reasonable efforts to deliver the same to Purchaser within 5 Business Days after such notification is received by Seller; provided, however, that under no circumstances will the Feasibility Period be extended and Purchaser’s sole remedy will be to terminate this Contract pursuant to Section 3.2.  In addition to the items set forth on Schedule 3.5, no later than 5 days after the Effective Date, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under this Section 3.5.1) rent rolls for the Property listing the move-in date, monthly base rent payable, lease expiration date and unapplied security deposit for each Lease (each a “Rent Roll” and collectively, the “Rent Rolls”).  The Rent Rolls shall be part of the Materials for all purposes under this Contract and Seller make no representations or warranties regarding the Rent Rolls other than the express representation set forth in Section 6.1.7.  Seller shall update the Rent Rolls in accordance with Section 5.2.13.

3.5.2        In providing such information and Materials to Purchaser, other than Seller’s Representations, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed.  Any information and Materials provided by Seller to Purchaser under the terms of this Contract is for informational purposes only and, together with all Third-Party Reports, shall be returned by Purchaser to Seller as a condition to return of the Deposit to Purchaser (if Purchaser is otherwise entitled to such Deposit pursuant to the terms of this Contract) if this Contract is terminated for any reason.  Purchaser shall not in any way be entitled to rely upon the accuracy of such information and Materials.  Purchaser recognizes and agrees that the Materials and other documents and information delivered or made available by Seller pursuant to this Contract may not be complete or constitute all of such documents which are in Seller’s possession or control, but are those that are readily available to Seller after reasonable inquiry to ascertain their availability.  Purchaser understands that, although Seller will use commercially reasonable efforts to locate and make available the Materials and other documents required to be delivered or made available by it pursuant to this Contract, Purchaser will not rely on such Materials or other documents as being a complete and accurate source of information with respect to the Property, and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.  Nothing herein shall limit in any way Seller’ Representations or Purchaser’s rights with respect thereto.

3.5.3        The provisions of this Section 3.5 shall survive the Closing and delivery of the Deed to Purchaser.

3.6              Property Contracts.  On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to Seller (a “Property Contracts Notice”) specifying the Property Contracts of Seller which Purchaser desires to terminate at the Closing (the “Terminated Contracts”); provided that (a) the effective date of such termination after Closing shall be subject to the express terms of such Terminated Contracts (and, to the extent that the effective date of termination of any Terminated Contract is after the Closing Date, Purchaser shall be deemed to have assumed all of Seller’s obligations under such Terminated Contract as of the Closing Date), (b) if any the Property Contracts cannot by its terms be terminated, it shall be assumed by Purchaser and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty, premium or damages, including liquidated damages, for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees, penalties or damages, including liquidated damages.  If Purchaser fails to deliver the Property Contracts Notice to Seller on or before the expiration of the Feasibility Period, there shall be no Terminated Contracts and Purchaser shall assume all Property Contracts of Seller at the Closing.  To the extent that the Property Contracts to be assumed by Purchaser (including the Property Contracts that, because of advance notice requirements, will be temporarily assumed by Purchaser pending the effective date of termination after the Closing Date) is either (i) assignable but requires the applicable vendor to consent to the assignment or assumption of the Property Contract by Seller to Purchaser, or (ii) is not assignable (either by its terms or applicable law) then, prior to the Closing, Purchaser shall be responsible for obtaining from each applicable vendor a consent (each a “Required Assignment Consent”) to the assignment of the Property Contract by Seller to Purchaser (and the assumption by Purchaser of all obligations under the Property Contract) and Seller shall reasonably assist Purchaser with obtaining any such Required Assignment Consent.  Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller’s Indemnified Parties from and against any and all Losses arising from or related to Purchaser’s failure to obtain any Required Assignment Consent.  Seller shall cause all property management and leasing agreements with respect to the Property to be terminated as of Closing at Seller’ cost and expense.  Seller and Purchaser acknowledge that after Closing Purchaser may desire to terminate that certain Laundry Room(s) Lease Agreement (the "Laundry Room Contract") between Mac-Gray Services, Inc. and OP Property Management, LLC, as authorized agent of Seller, dated July 15, 2005.  Upon Closing, Purchaser shall be credited with an amount equal to $1,500, which amount shall compensate Purchaser for all costs that Purchaser may incur if Purchaser terminates the Laundry Room Contract and shall, subject to the prorations in Section 5.4, be in full satisfaction of Seller's obligations with respect to the Laundry Room Contract.

ARTICLE IV
TITLE

4.1              Title Documents.  Within 5 calendar days after the Effective Date, Seller shall cause to be delivered to Purchaser a standard form commitment for title insurance (“Title Commitment”) for the Property in an amount equal to the Purchase Price from Title Insurer for an owner’s title insurance policy (the “Title Policy”) on the most recent standard American Land Title Association form promulgated by the Florida Department of Insurance, together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the “Title Documents”).  Seller shall be responsible only for the costs relating to procurement of the Title Commitment and payment of the premium for the Title Policy for the Property.  Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Policy, and any requested endorsements with respect to the Property.

4.2              Survey.  Within 7 calendar days after the Effective Date, Seller shall deliver to Purchaser any existing survey of the Property (the “Existing Survey”) which is in Seller’s possession or reasonable control (subject to Section 3.5.2).  Purchaser acknowledges and agrees that delivery of the Existing Survey is subject to Section 3.5.2.  To the extent that Purchaser desires that a new survey of the Property be prepared (or that the Existing Survey be updated), Purchaser shall request the same in writing to Seller’s Representative no later than 10 calendar days after the Effective Date.  Seller also independently may elect to order a new or updated survey of the Property either before or after the Effective Date (each such new or updated survey (whether requested by Purchaser or ordered by Seller), together with the Existing Survey, is referred to herein as the “Survey”).  Any new or updated survey may be ordered by Seller from the surveyor who prepared the Existing Survey or from such other surveyor as Seller determines in its reasonable discretion.  Purchaser shall be solely responsible for the cost and expense of the preparation of any new or updated survey ordered by Seller or requested by Purchaser pursuant to the terms of this Section 4.2.

4.3              Objection and Response Process.

4.3.1        On or before the date which is twenty (20) days after the Effective Date (the “Objection Deadline”), Purchaser shall give written notice (the “Objection Notice”) to the attorneys for Seller of any matter set forth in any Title Documents or Surveys to which Purchaser objects (the “Objections”).  If Purchaser fails to tender an Objection Notice with respect to the Property on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Documents and the Survey for the Property.  On or before the date which is twenty five (25) days after the Effective Date  (the “Response Deadline”), if Seller has received an Objection Notice Seller may, in Seller’s sole discretion, give Purchaser notice (the “Response Notice”) of those Objections which Seller is willing to cure, if any.  If Seller fails to deliver a Response Notice by the Response Deadline, Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice.  If Purchaser is dissatisfied with any Response Notice, Purchaser may, as its exclusive remedy, elect by written notice given to Seller’s Representative on or before the expiration of the Feasibility Period (the “Final Response Deadline”) either (a) to accept the Title Documents and Survey with resolution, if any, of the Objections as set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price, or (b) to terminate this Contract in its entirety, in which event the Deposit shall be returned to Purchaser (subject to Purchaser’s obligation under Section 3.5.2 to return or certify the destruction of all Third-Party Reports and information and Materials provided to Purchaser as a pre-condition to the return of the Deposit).  If Purchaser fails to give notice to terminate this Contract on or before the Final Response Deadline, Purchaser shall be deemed to have elected to approve and irrevocably waived any objections to any matters covered by the Title Documents or the Survey applicable to the Property, subject only to resolution, if any, of the Objections as set forth in the Response Notice for the Property (or if no Response Notice is tendered, without any resolution of the Objections).

4.3.2        If any Title Commitment or Survey for the Property is re-issued or updated on or after the expiration of the Feasibility Period and discloses any additional matters not shown on the original Title Commitment or Survey that are material and adverse to the ownership or operation of the Property, then Purchaser shall have three (3) Business Days after the receipt of such updated Title Commitment to object to such matters (if Purchaser does not object within such period, the new matters shall be deemed “Permitted Exceptions” hereunder).  Seller then shall have three (3) Business Days after the receipt of such objections to provide a Response Notice (if at all) as set forth in Section 4.3.1 (Seller’s failure to provide a Response Notice shall be deemed a refusal to cure).  If Seller has refused (or is deemed to have refused) to cure such matters (which cure may include, if selected by Seller in Seller’s sole discretion, by title endorsement), then Purchaser shall have the rights set forth in the second to last sentence of Section 4.3.1, which rights of termination shall be exercised (if at all) within 3 Business Days after receipt of Seller’s Response Notice for such new matters (or if there is no Seller's Response, within nine (9) Business Days after the Purchaser's receipt of the updated Title Commitment).  (The updated Title Commitment shall be part of the Title Documents for all purposes under this Contract.).

4.4              Permitted Exceptions.  The Deed for the Property delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed “Permitted Exceptions”:

4.4.1        All matters shown in the Title Documents and the Survey for the Property, other than (a) those Objections, if any, which Seller has agreed to cure pursuant to the Response Notice under Section 4.3 or Section 4.5, (b) mechanics’ or materialmens liens and (c) taxes due and payable with respect to the period preceding Closing, (d) the standard exception regarding the rights of parties in possession which shall be limited to those parties in possession as tenants only pursuant to the Leases, and (e) the standard exception pertaining to taxes which shall be limited to taxes and assessments payable in the year in which the Closing occurs (which may or may not yet be due and payable) and subsequent taxes and assessments;

4.4.2        Intentionally left blank;

4.4.3        Intentionally left blank;

4.4.4        Applicable zoning and governmental regulations and ordinances;

4.4.5        Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser; and

4.4.6        Intentionally left blank.

4.5              Existing Deed of Trust.  It is understood and agreed that, whether or not Purchaser gives an Objection Notice with respect thereto, any deeds of trust and/or mortgages which secure a Note against the Property (collectively, a “Deed of Trust”) shall not be deemed Permitted Exceptions for the Property, whether Purchaser gives further written notice of such or not, and shall, pursuant to Section 5.4.7, be paid off, satisfied, discharged and/or cured from proceeds of the Purchase Price at Closing.

4.6              Purchaser Financing.  Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

ARTICLE V
CLOSING

5.1              Closing Date.  The Closing shall occur on or before the date which is thirty (30) days after the expiration of the Feasibility Period (the “Closing Date”) through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means; provided, however, that in the event Purchaser elects to close on a date that is prior to the Closing Date specified above, within ten (10) Business Days of any such adjusted Closing Date proposed by Purchaser, Purchaser shall give Seller prior written notice of such election so that Seller may properly notify Lender in connection with the Loan Payoff, and Seller's obligation to close on such adjusted Closing Date shall be subject to Lender's and Lender's servicer's ability to accommodate the same.  Provided that Purchaser is not in default under the terms of this Contract, Purchaser shall be permitted to extend the Closing Date to December 30, 2008 by (i) delivering written notice to Seller no later than five (5) days prior to the scheduled Closing Date, and (ii) simultaneously with such notice to Seller, delivering to Escrow Agent the amount of $50,000.00, which amount when received by Escrow Agent shall be added to and become a part of the Deposit hereunder and shall be held, credited and disbursed in the same manner as provided in this Contract with respect to the Deposit.

5.2              Seller Closing Deliveries.  No later than 1 Business Day prior to the Closing Date, Seller shall, with respect to the Property to be conveyed by Seller hereunder, deliver to Escrow Agent, each of the following items:

5.2.1        A signed Special Warranty Deed (the “Deed”) in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

5.2.2        A signed Bill of Sale in the form attached as Exhibit C.

5.2.3        A signed General Assignment in the form attached as Exhibit D, (the “General Assignment”).

5.2.4        A signed Assignment of Leases and Security Deposits in the form attached as Exhibit E, (the “Leases Assignment”).

5.2.5        A letter in the form attached hereto as Exhibit F prepared and signed by Seller to each of the vendors under the Terminated Contracts informing them of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract) (the “Vendor Terminations”).

5.2.6        A closing statement executed by Seller.

5.2.7        A signed title affidavit or at Seller’s option an indemnity, as applicable, in the customary form reasonably acceptable to Seller to enable Title Insurer to delete the standard exceptions to the title insurance policy set forth in this Contract (other than matters constituting any Permitted Exceptions and matters which are to be completed or performed post-Closing) to be issued pursuant to the Title Commitment;

5.2.8        A signed certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended;

5.2.9        Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Seller’s authority to consummate this transaction;

5.2.10    Notification letters to all Tenants at the Property prepared by Purchaser and countersigned by Seller in the form attached hereto as Exhibit G;

5.2.11    Evidence of Seller’s termination of the existing management contract for the Property;

5.2.12    Any declaration or other statement which may be required to be submitted to the local assessor with respect to the terms of the sale of the Property, if applicable to Seller; and

5.2.13    An updated Rent Roll for the Property reflecting the information required in Section 3.5.1; provided, however, that the content of such updated Rent Rolls shall in no event expand or modify the conditions to Purchaser's obligation to close as specified under Section 8.1.

5.3              Purchaser Closing Deliveries.  No later than 1 Business Day prior to the Closing Date (except for the balance of the Purchase Price which is to be delivered on the Closing Date at the time specified in Section 2.2.3), Purchaser shall deliver to the Escrow Agent (for disbursement to Seller upon the Closing) the following items with respect to the Property being conveyed at such Closing:

5.3.1        The full Purchase Price for the Property (with credit for the Deposit), plus or minus the adjustments or prorations required by this Contract.

5.3.2        A signed title affidavit (or at Purchaser’s option an indemnity) pertaining to Purchaser’s activity on the Property prior to Closing, in the customary form reasonably acceptable to Purchaser, to enable Title Insurer to delete the standard exceptions to the title insurance policy set forth in this Contract (other than matters constituting any Permitted Exceptions and matters which are to be completed or performed post-Closing) to be issued pursuant to the Title Commitment; provided that such affidavit does not subject Purchaser to any greater liability, or impose any additional obligations, other than as set forth in this Contract.

5.3.3        Any declaration or other statement which may be required to be submitted to the local assessor with respect to the terms of the sale of the Property.

5.3.4        A closing statement executed by Purchaser.

5.3.5        A Florida Department of Revenue DR-219 Form executed by Purchaser (the “Florida Declaration of Value”).

5.3.6        A countersigned counterpart of the General Assignment.

5.3.7        A countersigned counterpart of the Leases Assignment.

5.3.8        Notification letters to all Tenants at the Property prepared and executed by Purchaser in the form attached hereto as Exhibit G.

5.3.9        Intentionally left blank.

5.3.10    Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.

5.3.11    Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.

5.4              Closing Prorations and Adjustments.

5.4.1        General.  All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses and fees, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of the same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date.  Seller shall prepare a proration schedule (the “Proration Schedule”) of the adjustments described in this Section 5.4 prior to Closing and submitted the same to Purchaser for review and reasonable approval.  Such adjustments shall be paid by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit to Purchaser for the Property), by increasing or reducing the cash to be paid by Purchaser at Closing for the Property.

5.4.2        Operating Expenses.  All of the operating, maintenance, taxes (other than real estate taxes, such as rental taxes), and other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of the Property, shall be prorated on an accrual basis.  Seller shall pay all such expenses that accrue prior to Closing and Purchaser shall pay all such expenses that accrue from and after the Closing Date.

5.4.3        Utilities.  The final readings and final billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within 30 days after the Closing, if necessary.  Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate its account, effective as of noon on the Closing Date.

5.4.4        Real Estate Taxes.

5.4.4.1  Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved.  The proration of real property taxes or installments of assessments shall be based upon on the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using 102.5% of the figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount).  The proration of real property taxes or installments of assessments shall be final and not subject to re-adjustment after Closing.

5.4.4.2  Purchaser acknowledges that Seller may have filed (or may file) an appeal (the “Appeal”) with respect to real estate ad valorem or other similar property taxes applicable to the Property (the “Property Taxes”).

i.                     If such Appeal relates to any Tax Year prior to the Tax Year in which the Closing occurs, Seller shall be entitled, in Seller’s sole discretion, to continue to pursue such Appeal after the Closing Date, and, in the event that the Appeal is successful in reducing the amount of Property Taxes payable with respect to any such prior Tax Year, Seller shall be entitled to the full amount of any rebate, refund or reduction (collectively, a “Refund”) resulting from the Appeal.  Seller shall not be obligated to continue to pursue any Appeal with respect to the Property, including, without limitation, any Appeal that relates to a Tax Year during or after the Tax Year in which Closing occurs.  If Purchaser receives any refund of Property Taxes for a prior Tax Year, Purchaser promptly shall remit the same to Seller.

ii.                   If such Appeal relates to the Tax Year in which Closing occurs, then, prior to the Closing, Seller shall notify Purchaser whether Seller desires to continue to process the Appeal from and after the Closing Date.  If Seller fails to notify Purchaser of its election to continue the Appeal, Seller will be deemed to have elected not to continue the Appeal from and after the Closing Date and the provisions of Section 5.4.4(b)(ii)(II) shall apply.

iii.                  If Seller elects to continue the Appeal, then, from and after the Closing Date, Seller agrees that it may continue, at Seller’s sole cost and expense, to reasonably process the Appeal to conclusion with the applicable taxing authority (including any further appeals which Seller deems reasonable to pursue).  In the event that the Appeal is successful in reducing the amount of Property Taxes payable with respect to the Tax Year in which Closing occurs, then Purchaser and Seller shall share any Refund on a pro rata basis (in accordance with the number of days in the Tax Year of Closing that each held title to the Property) after first reimbursing Seller for its actual, reasonable and documented third-party costs (collectively, the “Third-Party Costs”) incurred in connection with the Appeal.  If Third-Party Costs equal or exceed the amount of the Award, then Seller shall be entitled to the full amount of the Award.

iv.                 If Seller does not elect to continue the Appeal, then, from and after the Closing Date, Purchaser agrees that it may continue, at Purchaser’s sole cost and expense, to reasonably process the Appeal to conclusion with the applicable taxing authority (including any further appeals which Purchaser deems reasonable to pursue).  In the event that the Appeal is successful in reducing the amount of Property Taxes payable with respect to the Tax Year in which Closing occurs, then Purchaser and Seller shall share any Refund on a pro rata basis (in accordance with the number of days in the Tax Year of Closing that each held title to the Property) after first reimbursing each of Purchaser and Seller for their respective Third-Party Costs incurred in connection with the Appeal.  If Third-Party Costs equal or exceed the amount of the Award, then the Award shall be applied to such Third-Party Costs on a pro rata basis, with each of Purchaser and Seller receiving a portion of the Award equal to the product of (i) a fraction, the numerator of which is the respective party’s Third-Party Costs, and the denominator of which is the total of both parties’ Third-Party Costs, and (ii) the amount of the Award.

5.4.5        Property Contracts.  Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser; however, operating expenses shall be prorated under Section 5.4.2.

5.4.6        Leases.

5.4.6.1  All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of the Property shall be prorated as of the Closing Date (prorated for any partial month).  Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date.  Seller shall receive all collected rent and income attributable to dates prior to the Closing Date.  Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the “Uncollected Rents”).  In adjusting for Uncollected Rents, no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay to Seller such accrued Uncollected Rents as and when collected by Purchaser.  Purchaser agrees to bill Tenants of the Property for all Uncollected Rents and to take reasonable actions to collect Uncollected Rents without obligation to incur out-of-pocket costs or to terminate any Tenant Lease with an existing Tenant or evict any Tenant from the Property.  After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by Seller of such right; provided, however, that the foregoing right of Seller shall be limited to actions seeking monetary damages and, in no event, shall Seller seek to evict any Tenants in any action to collect Uncollected Rents.  Purchaser agrees to cooperate with Seller in connection with all efforts by Seller to collect such Uncollected Rents and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to Seller, within 7 days after a written request, of any relevant books and records (including, without limitation, rent statements, receipted bills and copies of tenant checks used in payment of such rent), the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Uncollected Rents by Seller; provided, however, that Purchaser’s obligation to cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant Lease with an existing Tenant or evict any existing Tenant from the Property or to incur any costs not paid by Seller.  Notwithstanding anything in this provision to the contrary but subject to Seller’ right to demand payment of and to collect Uncollected Rents in accordance with this Section, Purchaser's obligation to collect Uncollected Rents shall be limited to Uncollected Rents of not more than 60 days past due and Purchaser's collection of rents shall be applied, first, towards current rent due from and after Closing and owing under the Leases, and, second, to Uncollected Rents.

5.4.6.2  At Closing, with respect to the Property, Purchaser shall receive a credit against the Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage or other refundable deposits required to be paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law (the “Tenant Security Deposit Balance”) plus pet fees, if any.  Seller shall not apply any Tenant Deposits to the Leases if any such Tenants are still in possession under their Leases as of the Closing Date, unless any such Tenants were in default under their Leases prior to the Closing Date and Seller cured such defaults by the application of any such Tenants’ Deposits.  Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.

5.4.6.3  With respect to operating expenses, taxes, utility charges, other operating cost pass-throughs, retroactive rental escalations, sums or charges payable by Tenants under the Tenant Leases for the Property, to the extent that Seller has received as of the Closing payments allocable to periods subsequent to Closing, the same shall be properly prorated with an adjustment in favor of Purchaser, and Purchaser shall receive a credit therefor at Closing for the Property.  With respect to any payments received by Purchaser after the Closing allocable to Seller prior to Closing, Purchaser shall promptly pay the same to Seller.

5.4.7        Existing Loans.  On the Closing Date, a sufficient amount of the proceeds of the Purchase Price will be used to pay the outstanding principal balance of the Note together with all interest accrued under such Note prior to the Closing Date (the “Loan Payoff”).  Any existing reserves, impounds and other accounts maintained in connection with the Loan shall belong to Seller unless credited by Lender against the amount due under the Note.

5.4.8        Intentionally left blank.

5.4.9        Insurance.  No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.  Seller shall have the risk of loss of the Property until Closing, at which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

5.4.10    Employees.  All of Seller’s and Seller’s manager’s on-site employees shall have their employment at the Property terminated as of the Closing Date.  Seller (or the Property Manager) shall be solely responsible for the payment of any and all wages, salaries, vacation and/or sick leave compensation, pension or profit sharing benefits and other benefits or compensation inuring to the benefit of any and all employees of Seller, any affiliate or agent, employed at the Property through the Closing and all such employees shall, at Seller’s (or the Property Manager’s) cost and expense, be terminated or otherwise transferred to other employment by Seller, the Property Manager or an affiliate thereof.

5.4.11    Closing Costs.  Purchaser shall pay any mortgage or similar documentary stamp taxes in connection with its financing of the Property (if applicable), any sales, use, gross receipts or similar taxes, the cost of recording any instruments required to discharge any liens or encumbrances against the Property, any premiums or fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 4.1, and the cost of any new or updated Survey pursuant to Section 4.2.  Seller shall pay the premium for its Title Policy to the extent required by Section 4.1 as well as the transfer documentary stamp taxes for the transfers of the Property.  Seller and Purchaser shall split the customary closing costs of the Escrow Agent

5.4.12    Utility Contracts.  If Seller has entered into an agreement for the purchase of electricity, gas or other utility service for the Property or a group of properties (including the Property) (a “Utility Contract”), or an affiliate of Seller has entered into a Utility Contract, such Utility Contract shall be identified on the Seller Information Schedule and, as set forth on the Seller Information Schedule, either (a) Purchaser either shall assume the Utility Contract with respect to the Property, or (b) the reasonably calculated costs of the Utility Contract attributable to the Property from and after the Closing shall be paid to Seller at the Closing and Seller shall remain responsible for payments under the Utility Contract.

5.4.13    Possession.  Possession of the Property, subject only to the Leases, Property Contracts which are not identified as Terminated Contracts during the Feasibility Period (subject to the limitations of Section 3.6), and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3, including, without limitation, the Purchase Price.  To the extent reasonably available to Seller, originals or copies of its Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and Seller’s books and records relating to the Property to be conveyed by Seller (other than proprietary information) (collectively, “the Property-Related Files and Records”) regarding the Property shall be made available to Purchaser at the Property after the Closing.  Purchaser agrees, for a period of not less than 5 years after the Closing (the “Records Hold Period”), to (a) provide and allow Seller reasonable access to the Property-Related Files and Records for purposes of inspection and copying thereof, and (b) reasonably maintain and preserve the Property-Related Files and Records.  If at any time after the Records Hold Period, Purchaser desires to dispose of the Property-Related Files and Records, Purchaser must first provide Seller prior written notice (the “Records Disposal Notice”).  Such Seller shall have a period of 30 days after receipt of the Records Disposal Notice to enter the Property (or such other location where such records are then stored) and remove or copy those of the Property-Related Files and Records that Seller desires to retain.  Purchaser agrees (i) to include the covenants of this Section 5.4.13 pertaining to the Property-Related Files and Records in any management contract for the Property (and to bind the manager thereunder to such covenants), and (ii) to bind any future purchaser of the Property to the covenants of this Section 5.4.13 pertaining to the Property-Related Files and Records.  Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller’s Indemnified Parties from and against any and all Losses arising from or related to Purchaser’s failure to comply with the provisions of this Section 5.4.13.

5.4.14    Survival.  The provisions of this Section 5.4 shall survive the Closing and delivery of the Deeds to Purchaser.

5.5              Post Closing Adjustments.  In general, and except as provided in this Contract or the Closing Documents, Seller shall be entitled to all income, and shall pay all expenses, relating to the operation of the Property for the period prior to the Closing Date and Purchaser shall be entitled to all income, and shall pay all expenses, relating to the operation of the Property for the period commencing on and after the Closing Date.  Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom) in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items for the Property (a) after the expiration of 90 days after Closing, or (b) subject to such 90-day period, unless such items exceed $1,000.00 in magnitude (either individually or in the aggregate) with respect to the Property.  The provisions of this Section 5.5 shall survive the Closing and delivery of the Deed to Purchaser.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1              Seller’s Representations.  Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials, or which is otherwise known by Purchaser prior to the Closing, Seller, individually and severally with respect only to itself and the Property, represents and warrants to Purchaser the following (collectively, the “Seller’s Representations”) as of the Effective Date and as of the Closing Date (provided that Purchaser’s remedies if Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1):

6.1.1        Seller is validly existing and in good standing under the laws of the state of Delaware; and has or at the Closing shall have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would affect Seller’s ability to consummate the transaction contemplated by this Contract or the Property.  This Contract is a valid, binding and enforceable agreement against Seller in accordance with its terms;

6.1.2        Other than the Leases, the Property is not subject to any written lease executed by Seller or, to Seller’s knowledge, any other possessory interests of any person;

6.1.3        Such Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;

6.1.4        Except as set forth on the Seller Information Schedule and for (a) any actions by Seller to evict Tenants under its Leases, or (b) any matter covered by Seller’s current insurance policy(ies), to Seller’s knowledge, there are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened against the Property;

6.1.5        To Seller’s knowledge, Seller has not received any written notice from a governmental agency of any uncured material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property;

6.1.6        To Seller’s knowledge, Seller has not received any written notice of any material default by Seller under any of the Property Contracts that will not be terminated on the Closing Date;

6.1.7        To Seller’s knowledge, the Rent Roll (as updated pursuant to Section 5.2.13) is accurate in all material respects;

6.1.8        To Seller’s knowledge, Seller is not in default under the Property Contract and no other party is in default thereunder;

6.1.9        To Seller’s knowledge, there are no leasing or other commissions due, nor will any become due, in connection with any Lease, and no understanding or agreement with any party exists as to payment of any leasing commissions or fees regarding future Leases or as to the procuring of Tenants;

6.1.10    To Seller’s knowledge, except as disclosed in the Materials, no Tenants have asserted nor are there any defenses or offsets to rent accruing after the Closing Date.  To Seller’s knowledge, except as disclosed in the Materials, Seller has not received any notice of any default or breach that remains uncured on the part of Seller under any Lease, nor to Seller’s knowledge, does there exist any such default or breach that remains uncured on the part of Seller;

6.1.11    Seller is not a Prohibited Person;

6.1.12    To Seller’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person; and

6.1.13    To Seller’s knowledge (a) all obligations of AIMCO under the Consent Agreement as it relates to the Property have been timely complied with by AIMCO and AIMCO is not in default under the Consent Agreement as it relates to the Property, (b) Seller has provided to Purchaser a certification report that the Property has been determined to be Lead-Based Paint Free Housing as defined in such certification report, and (c) no action is required under the Consent Agreement by Seller to remediate or abate any lead-based paint condition at the Property.

6.2              AS-IS.  Except for Seller’s Representations, the Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”  The Purchase Price for the Property and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, and is not relying upon, any information provided by Seller or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Broker, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the Deed conveying the Property and Seller’s Representations with respect to the Property).  Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of any conditions affecting the Property.  Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases each of Seller’s Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller’s Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions or other conditions affecting the Property.  Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property.  If Seller provide or have provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, including, without limitation, the offering prepared by Broker, Purchaser and Seller agree that Seller have done so or shall do so only for the convenience of the parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller’s Indemnified Parties.  Purchaser shall rely only upon any title insurance obtained by Purchaser with respect to title to the Property.  Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.  Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all of the Property occupants, guests or tenants.  Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the Deed with or without such tenants in possession and without any allowance or reduction in the Purchase Price under this Contract.  Purchaser hereby releases Seller from any and all claims and liabilities relating to the foregoing matters. The provisions of this Section 6.2 shall survive the Closing and delivery of the Deed to Purchaser.  Notwithstanding the foregoing, nothing in this Section 6.2 shall limit or impair Seller’s Representations or Seller’s covenants set forth in this Contract.

6.3              Survival of Seller’s Representations.  Seller and Purchaser agree that Seller’s Representations shall survive Closing for a period of 9 months (the “Survival Period”).  Seller shall have no liability after the Survival Period with respect to any of Seller’s Representations contained herein except to the extent that Purchaser has requested arbitration against Seller during the Survival Period for breach of any of Seller’s Representations.  Further, the liability for Seller for breach of its Seller’s Representations shall be limited to, and capped at, $250,000.  Such cap on liability shall apply for any individual breach or in the aggregate for all breaches of Seller’s Representations with respect to the Property.  Purchaser shall not be entitled to bring any claim for a breach of Seller’s Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser for the Property exceeds $5,000.  In the event that Seller breaches any representation contained in Section 6.1 and Purchaser had knowledge of such breach prior to the Closing Date, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith.

6.4              Definition of Seller’s Knowledge.  Any representations and warranties made “to the knowledge of Seller” shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term Seller’s “knowledge” shall mean and refer only to actual knowledge of the Regional Property Manager of Seller and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Regional Property Manager any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Regional Property Manager any individual personal liability.

6.5              Representations And Warranties Of Purchaser.  For the purpose of inducing Seller to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

6.5.1        Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Illinois.

6.5.2        Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse affect on Purchaser’s ability to consummate the transaction contemplated by this Contract.  This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3        No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract by Purchaser or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

6.5.4        Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Broker) in connection with this Contract and the acquisition of the Property.

6.5.5        The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires the Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.6        Purchaser is not a Prohibited Person.

6.5.7        To Purchaser’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.8        The funds or other assets Purchaser will transfer to Seller under to this Contract are not the property of, or are beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9        The funds or other assets Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

The provisions of this Section 6.5 shall survive the Closing and delivery of the Deed to Purchaser.

ARTICLE VII
OPERATION OF THE PROPERTY

7.1              Leases and Property Contracts.  During the period of time from the Effective Date to the Closing Date, in the ordinary course of business Seller may enter into new Property Contracts, new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify the Property Contracts, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, Seller agrees that any such new Property Contracts or any new or renewed Leases shall not have a term in excess of 1 year without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.  During the period of time from the Effective Date to the Closing Date, if Seller terminates the Laundry Room Contract, Seller shall not, without first obtaining the written consent of Purchaser, enter into a new contract for the laundry rooms at the Property unless such new contract is terminable upon thirty (30) days prior written notice without additional charge or penalty (unless such new laundry room contract is with Mac-Gray Services, Inc. and such additional charge or penalty is for removal of laundry room equipment on terms similar to the same requirement in the Laundry Room Contract).

7.2              General Operation of Property.  Except as specifically set forth in this Article 7, Seller shall operate the Property after the Effective Date in the ordinary course of business in accordance with its past practices, and except as necessary in Seller’s sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in Seller’s reasonable discretion materially adversely affects the use, operation or value of the Property, Seller will not make any material alterations to the Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed.

7.3              Liens.  Seller covenants that it will not voluntarily create or cause any lien or encumbrance (including any utility easements and temporary construction easements) to attach to the Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser reasonably approves such lien or encumbrance, which approval shall not be unreasonably withheld or delayed.  If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.

7.4              Rent-Ready Units.  Seller agrees that, at the Closing, Purchaser shall receive a credit against the Purchase Price for the Property in an amount equal to the product of (a) the number of Tenant Units on the date of the Closing that are vacant (and have been vacant for more than 4 days prior to the Closing) and not in Rent-Ready Condition, and (b) $700.00.

7.5              Listings and Other Offers.  During the term of this Contract, Seller will not list the Property with any broker (other than Broker) or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of the Property.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

8.1              Purchaser’s Conditions to Closing.  Subject to the provisions of this Section 8.1, Purchaser’s obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

8.1.1        All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2        Each of Seller’s Representations shall be true in all material respects as of the Closing Date;

8.1.3        Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder;

8.1.4        Neither Seller nor any of Seller’s general partners shall be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy proceeding;

8.1.5        Title Company shall be prepared and irrevocably committed to issue the Title Policy subject only to the Permitted Exceptions.

Notwithstanding anything to the contrary, there are no other conditions on Purchaser’s obligation to Close except as expressly set forth in this Section 8.1.

If any condition set forth in Sections 8.1.1, 8.1.2, 8.1.3, 8.1.4 or 8.1.5 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price for the Property, or (b) notify Seller’s Representative (a “Termination Notice”) in writing of Purchaser’s decision to terminate this Contract and receive a return of the Deposit from the Escrow Agent and if such failure constitutes a default by Seller, exercise any of its remedies under Section 10.2 (subject to Purchaser’s obligation under Section 3.5.2 to return or certify the destruction of all Third-Party Reports and information and Materials provided to Purchaser as a pre-condition to the return of the Deposit).

8.2              Seller’ Conditions to Closing.  Without limiting any of the rights of Seller elsewhere provided for in this Contract, Seller’s obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

8.2.1        All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2        Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date; and

8.2.3        Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder.

            If any of the foregoing conditions in Sections 8.2.1 through 8.2.3 to Seller’s obligation to close with respect to conveyance of the Property under this Contract are not met in the time frames provided above, Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date or (b) terminate this Contract and, if such failure constitutes a default by Purchaser, exercise any of its remedies under Section 10.1.  The termination of this Contract by Seller pursuant to this Section 8.2 shall be exercised by written notice from Seller’s Representative to Purchaser by 12:00 p.m. (of the time zone in which the Escrow Agent is located) of the Closing Date or the earlier date specified above.

ARTICLE IX
BROKERAGE

9.1              Indemnity.  Seller represents and warrants to Purchaser that it has dealt only with Cushman & Wakefield, Inc., One Tampa City Center, 201 North Franklin Street, Suite 3600, Tampa, Florida 33602 (“Broker”) in connection with this Contract.  Seller and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.  The provisions of this Section 9.1 shall survive the termination of this Contract, and if not so terminated, the Closing and delivery of the Deed to Purchaser.

9.2              Broker Commission.  If the Closing occurs, Seller agrees to pay Broker a commission according to the terms of a separate contract.  Broker shall not be deemed a party or third party beneficiary of this Contract.

9.3              Broker Signature Page.  As a condition to Seller’s obligation to pay the commission pursuant to Section 9.2, Broker shall execute the signature page for Broker attached hereto solely for purposes of confirming the matters set forth therein; provided, however, that (a) Broker’s signature hereon shall not be a prerequisite to the binding nature of this Contract on Purchaser and Seller, and the same shall become fully effective upon execution by Purchaser and Seller, and (b) the signature of Broker will not be necessary to amend any provision of this Contract.

ARTICLE X
DEFAULTS AND REMEDIES

10.1          Purchaser Default.  If Purchaser defaults in its obligations hereunder to (a) deliver the Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to Seller the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price for the Property at the time required by Section 2.2.4 and close on the purchase of the Property on the Closing Date, then, immediately and without notice or cure, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  If, Purchaser defaults in any of its other representations, warranties or obligations under this Contract, and such default continues for more than 10 days after written notice from Seller’s Representative, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and confidentiality obligations hereunder, Seller’ sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Property or breach of a representation or warranty.  Seller expressly waive the remedies of specific performance and additional damages for such default by Purchaser.  SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER'S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTION CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

10.2          Seller Default.  If Seller, prior to the Closing, defaults in its representations, warranties, covenants, or obligations under this Contract, including to sell the Property as required by this Contract and such default continues for more than 10 days after written notice from Purchaser (provided this shall not extend the Closing Date as set forth in Section 5.1 above), then, at Purchaser’s election and as Purchaser’s sole and exclusive remedy, Purchaser may either (a) seek specific performance of Seller’s obligations under this Contract (but not damages), or (b) give a Termination Notice to Seller’s Representative of Purchaser’s decision to terminate this Contract and receive a return of the Deposit from the Escrow Agent (subject to Purchaser’s obligation under Section 3.5.2 to return or certify the destruction of all Third-Party Reports and information and Materials provided to Purchaser as a pre-condition to the return of the Deposit).  If this Contract is terminated, Purchaser shall recover the Deposit (subject to Purchaser’s obligation under Section 3.5.2 to return or certify the destruction of all Third Party Reports and information and Materials provided to Purchaser as a pre-condition to the return of the Deposit) and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with the Property, which damages shall not exceed $75,000.00.  If this Contract is terminated in whole or in part, Purchaser agrees that it shall promptly deliver to Seller an assignment without representation, warranty or recourse of all of Purchaser’s right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the foregoing sentence.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS REPRESENTATIONS, WARRANTIES, OR COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTION CONTEMPLATED BY THIS CONTRACT.  UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT.  PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST ANY PROPERTY UNLESS AND UNTIL IT HAS ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AN ACTION SEEKING SUCH REMEDY.

ARTICLE XI
RISK OF LOSS OR CASUALTY

11.1          Major Damage.  If the Property is damaged or destroyed by fire or other casualty prior to Closing, and the cost of repair is more than $250,000, then Seller shall have no obligation to repair such damage or destruction and shall notify Purchaser in writing of such damage or destruction (the “Damage Notice”).  Within 10 days after Purchaser’s receipt of the Damage Notice, Purchaser may elect at its option to give a Termination Notice to Seller’s Representative.  If this Contract is not terminated, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price notwithstanding any such damage or destruction, and Seller and Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by Seller) of Seller’s rights and obligations with respect to the insurance claim and related to such casualty, and thereafter Purchaser shall receive all remaining insurance proceeds pertaining to such claim (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith and not spent by Seller for demolition, site cleaning, restoration or other repairs).  If this Contract is terminated because such damage, Purchaser shall recover the Deposit (subject to Purchaser’s obligation under Section 3.5.2 to return or certify the destruction of all Third Party Reports and information and Materials provided to Purchaser as a pre-condition to a return of the Deposit).

11.2          Minor Damage.  If the Property is damaged or destroyed by fire or other casualty prior to the Closing, and the cost of repair is less than $250,000, this transaction shall be closed in accordance with the terms of this Contract, notwithstanding the damage or destruction; provided, however, Seller shall make such repairs if such repairs can be reasonably effected before the Closing.  Subject to Section 11.3, if Seller is unable to effect such repairs prior to Closing, then Seller and Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by Seller) of Seller’s rights and obligations with respect to the insurance claim and related to such casualty, and thereafter Purchaser shall receive all remaining insurance proceeds pertaining to such claim (plus a credit at Closing against the Purchase Price for the Property in the amount of any deductible payable by Seller in connection therewith and not spent by Seller for demolition, site cleaning, restoration or other repairs).

11.3          Repairs.  To the extent that Seller elects to commence any repair, replacement or restoration of the Property prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such repair, replacement or restoration completed or installed prior to Closing, with Purchaser being responsible for completion of such repair, replacement or restoration after Closing from the balance of any available insurance proceeds.  To the extent that any repair, replacement or restoration of a casualty has been commenced by Seller prior to Closing, then the Property Contracts for the Property shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by Seller in connection with such repair, replacement or restoration; provided, however, Purchaser shall have the right to reasonably approve all such construction and other contracts it shall be assuming at Closing prior to Seller’s execution thereof.  The provisions of this Section 11.3 shall survive the Closing and delivery of the Deeds to Purchaser.

ARTICLE XII
EMINENT DOMAIN

12.1          Eminent Domain.  If, at the time of Closing, any “material” part of the Property is (or after the Effective Date has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser’s option, to give a Termination Notice to Seller’s Representative.  For purposes of this Section 12.1 only, an eminent domain or transfer in lieu thereof shall be deemed “material” if it results in (a) a loss that is greater than $250,000 or (b) the taking of the access to the Property, as applicable.  If this Contract is not terminated, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price for the Property and Purchaser shall receive the full benefit of any condemnation award.  If this Contract is terminated in whole or in part from such condemnation, Purchaser shall recover the Deposit (subject to Purchaser’s obligation under Section 3.5.2 to return or certify the destruction all Third Party Reports and information and Materials provided to Purchaser as a pre-condition to a return of the Deposit).

ARTICLE XIII
MISCELLANEOUS

13.1          Binding Effect of Contract.  This Contract shall not be binding on any party until executed by both Purchaser and Seller.  As provided in Section 2.3.5 and Section 9.3 above, neither the Escrow Agent’s nor the Broker’s execution of this Contract shall be a prerequisite to its effectiveness.

13.2          Exhibits And Schedules.  All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3          Assignability.  This Contract is not assignable by Purchaser without first obtaining the prior written approval of the Seller’s Representative, except that Purchaser may assign this Contract to one or more entities so long as (a) Purchaser is an affiliate of the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller’s Representative of any proposed assignment no later than 10 days prior to the Closing Date.  As used herein, an affiliate is a person or entity directly or indirectly controlled by, under common control with, or controlling another person or entity.

13.4          Binding Effect.  Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors, heirs and permitted assigns.

13.5          Captions.  The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.6          Number And Gender Of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.7          Notices.  All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified mail, return receipt requested; or (d) sent by confirmed facsimile transmission with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery.  Further, notices sent by facsimile shall be deemed effective when sent, as documented by a confirmed transmission.  Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

Blackhawk Apartment Opportunity Fund LLC
c/o Blackhawk Realty Advisors, Inc.
100 North LaSalle Street, Suite 2200
Chicago, Illinois  60602
Attention:  Gary S. Richman

Telephone:  312-580-9090

Facsimile:  312-332-7655

Email:  gsrichman@blackhawkadvisors.com

With a copy to:

DLA Piper LLP (US)
203 North La Salle Street, Suite 1900
Chicago, Illinois  60601
Attention:  David Hall, Esq.
Telephone:  312-368-7279

Facsimile:  312-630-5369

Email:  david.hall@dlapiper.com

To Seller or Seller’s Representative:

c/o AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention:  Mr. Harry Alcock

Telephone:  303-691-4344

Facsimile:  303-300-3282

AND:

c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  Mark Reoch
Telephone: 303-691-4337
Facsimile: 303-300-3261
Email:  mark.reoch@aimco.com

with copy to:

John Spiegleman, Esq.
Senior Vice President
AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Telephone: 303-691-4303
Facsimile:  303-300-3260
Email:  john.spiegleman@aimco.com

and a copy to:

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, Colorado 80202
Attention:  Cathy Gale, Esq. or Greg Vallin, Esq.
Telephone: 303-223-1100
Facsimile: 303-223-1111
Email: cgale@bhfs.com or gvallin@bhfs.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

LandAmerica Financial Group, Inc.

            1099 18th Street, Suite 2850

            Denver, Colorado 80202

            Attention: Margaret "Peppy" Newton

            Telephone: 303-291-3304

            Facsimile: 303-291-3301

            Email: pnewton@landam.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.8          Governing Law And Venue.  The laws of the State of Florida shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof.  Subject to Section 13.25, all claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.9          Entire Agreement.  This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and agreements, whether written or oral.

13.10      Amendments.  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) as provided in Section 2.3.5 above, the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) as provided in Section 9.3 above, the signature of the Broker shall not be required as to any amendment of this Contract.

13.11      Severability.  If any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.12      Multiple Counterparts/Facsimile Signatures.  This Contract may be executed in a number of identical counterparts.  This Contract may be executed by facsimile signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.13      Construction.  No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.14      Confidentiality.  Neither Purchaser nor Seller shall disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that either party may disclose the terms and conditions of this Contract (a) as required by law or court order, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to Purchaser’s or Seller’ lenders, attorneys and accountants.  Any information and Materials provided by Seller to Purchaser hereunder are confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its agents and legal representatives, without the prior written authorization of Seller’s Representative, which may be granted or denied in the sole discretion of Seller’s Representative, except as provided above.  Notwithstanding the provisions of Section 13.9, Purchaser agrees that the covenants, restrictions and agreements of Purchaser contained in any confidentiality agreement executed by Purchaser prior to the Effective Date shall survive the execution of this Contract and shall not be superseded hereby.

13.15      Time Of The Essence.  It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract.

13.16      Waiver.  No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.17      Attorneys’ Fees.  In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the prevailing party in such litigation or arbitration shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incidental to such litigation and arbitration, including the cost of in-house counsel and any appeals.

13.18      Time Periods.  Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.19      1031 Exchange.  Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange under Section 1031 of the Code for either Purchaser or Seller.  Each party hereby agrees to take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Contract will be extended as a result thereof.  Notwithstanding anything to the contrary contained in the foregoing, if Seller so elects to close the transfer of the Property as an exchange, then (i) Seller, at its sole option, may delegate its obligations to transfer the Property under this Contract, and may assign its rights to receive the Purchase Price from Purchaser, to a deferred exchange intermediary (an “Intermediary”) or to an exchange accommodation titleholder, as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Seller pursuant to this Contract; (iii) Seller shall remain fully liable for its obligations under this Contract as if such delegation and assignment shall not have taken place; (iv) Intermediary or exchange accommodation titleholder, as the case may be, shall have no liability to Purchaser; and (v) the closing of the transfer of the Property to Purchaser shall be undertaken by direct deed from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds) to Purchaser or to exchange accommodation titleholder, as the case may be. Notwithstanding anything to the contrary contained in the foregoing, if Purchaser so elects to close the acquisition of the Property as an exchange, then (i) Purchaser, at its sole option, may delegate its obligations to acquire the Property under this Contract, and may assign its rights to receive the Property from Seller, to an Intermediary or to an exchange accommodation titleholder, as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Purchaser pursuant to this Contract; (iii) Purchaser shall remain fully liable for its obligations under this Contract as if such delegation and assignment shall not have taken place; (iv) Intermediary or exchange accommodation titleholder, as the case may be, shall have no liability to Seller; and (v) the closing of the acquisition of the Property by Purchaser or the exchange accommodation titleholder, as the case may be, shall be undertaken by direct deed from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds) to Purchaser (or to exchange accommodation titleholder, as the case may be).

13.20      No Personal Liability of Officers, Trustees or Directors of Seller’s Partners.  Purchaser agrees that none of Seller’s Indemnified Parties (other than Seller) shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.21      Intentionally Left Blank.

13.22      ADA Disclosure.  Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the “ADA”) and the federal Fair Housing Act (the “FHA”).  The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make a property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons.  Seller make no warranty, representation or guarantee of any type or kind with respect to the Property’s compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaim any such representation.

13.23      No Recording.  Purchaser shall not cause or allow this Contract or any contract or other document related hereto (except with respect to a specific performance action, as set forth in Section 10.2 above), nor any memorandum or other evidence hereof, to be recorded or become a public record without the prior written consent of Seller’s Representative, which consent may be withheld in the sole discretion of Seller’s Representative.  If the Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract.  Purchaser hereby appoints the Seller’s Representative as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the contract or other memorandum or evidence thereof from the public records.  This appointment shall be coupled with an interest and irrevocable.

13.24      Relationship of Parties.  Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property.  Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.25      Dispute Resolution.  Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Contract (and any closing document executed in connection herewith), including any claim based on contract, tort or statute, shall be resolved at the written request of any party to this Contract by binding arbitration.  The arbitration shall be administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  Any matter to be settled by arbitration shall be submitted to the American Arbitration Association in the state of Florida.  The parties shall attempt to designate one arbitrator from the American Arbitration Association.  If they are unable to do so within 30 days after written demand therefor, then the American Arbitration Association shall designate an arbitrator.  The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction.  The arbitrator shall award attorneys’ fees (including those of in-house counsel) and costs to the prevailing party and charge the cost of arbitration to the party which is not the prevailing party.  Notwithstanding anything herein to the contrary, this Section 13.25 shall not prevent Purchaser or Seller from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the State of Florida (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Contract or to prevent irreparable harm and injury.  The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Contract between the parties hereto shall be determined through final and binding arbitration in accordance with this Section 13.25.

13.26      AIMCO Marks.  Purchaser agrees that Seller, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract.  Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.

13.27      Non-Solicitation of Employees.  Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser's employees, affiliates or agents shall (a) prior to the expiration of the Feasibility Period, solicit any of Seller’ employees or any employees located at the Property for potential employment, or (b) at any time, solicit any of Seller’ affiliates’ employees located at any other property owned by such affiliates for potential employment.

13.28      Survival.  Except for (a) all of the provisions of this Article 13 (other than Section 13.19 and 13.21), and (b) any provision of this Contract which expressly states that it shall so survive, and (c) any payment obligation of Purchaser under this Contract (the foregoing (a), (b) and (c) referred to herein as the “Survival Provisions”), none of the terms and provisions of this Contract shall survive the termination of this Contract, and, if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions) shall be merged into the Closing documents and shall not survive Closing.

13.29      Multiple Purchasers.  As used in this Contract, the term “Purchaser” means all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract.  In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.  In the event that Seller receives notice from any entity being a Purchaser hereunder, the same shall be deemed to constitute notice from all entities being a Purchaser hereunder.  In the event that any entity being a Purchaser hereunder takes any action, breaches any obligation or otherwise acts pursuant to the terms of this Contract, the same shall be deemed to be the action of the other entity(ies) being a Purchaser hereunder and the action of “Purchaser” under this Contract.  In the event that Seller or Seller’s Representative is required to give notice or take action with respect to Purchaser under this Contract, notice to any entity being a Purchaser hereunder or action with respect to any entity being a Purchaser hereunder shall be a notice or action to all entities being a Purchaser hereunder.  In the event that any entity being a Purchaser hereunder desires to bring an action or arbitration against Seller, such action must be joined by all entities being a Purchaser hereunder in order to be effective.  In the event that there is any agreement by Seller to pay any amount pursuant to this Contract to Purchaser under any circumstance, that amount shall be deemed the maximum aggregate amount to be paid to all parties being a Purchaser hereunder and not an amount that can be paid to each party being a Purchaser hereunder.  In the event that Seller is required to return the Deposit or other amount to Purchaser, Seller shall return the same to any entity being a Purchaser hereunder and, upon such return, shall have no further liability to any other entity being a Purchaser hereunder for such amount.  The foregoing provisions also shall apply to any documents, including, without limitation, the General Assignment and Assumption and the Assignment and Assumption of Leases and Security Deposits, executed in connection with this Contract and the transaction(s) contemplated hereby.

13.30      Seller’ Several Obligations.  Purchaser agrees that it shall look solely to Seller for any amount due hereunder or, obligation owed hereunder, and further waives any and all claims against any other party or Property for payment or performance of the same, including, without limitation, any other Seller or AIMCO, or any partner, member, manager, shareholder, director, officer, employee, affiliate, representative or agent of Seller or AIMCO.

13.31      Intentionally left blank.

13.32      Radon Gas.  In compliance with §404.056, Florida Statutes, Purchaser is hereby made aware of the following:

RADON GAS IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME.  LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA.  ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

13.33      Energy Efficiency Disclosure.  The prospective purchaser of real property with a building for occupancy located thereon is notified that the buyer may have the building’s energy efficiency rating determined.  Seller has, simultaneously with the execution hereof, delivered to Purchaser a copy of the Florida Building Energy Efficiency Rating System pamphlet prepared by the State of Florida Department of Community Affairs, and Purchaser hereby acknowledges receipt of same.  The foregoing notice is provided in order to comply with state law and is for informational purposes.

ARTICLE XIV
LEAD-BASED PAINT DISCLOSURE

14.1          Disclosure.  Seller and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.

14.2          Consent Agreement.  Testing (the "Testing") has been performed at the Property with respect to lead-based paint.  Law Engineering and Environmental Services, Inc. performed the Testing and reported its findings in the Multifamily Component Type Report and Certification dated May 14, 2001, a copy of which is attached hereto as Exhibit I (the "Report").  The Report certifies the Property as lead-based paint free.  By execution hereof, Purchaser acknowledges receipt of a copy of the Report, the Lead-Based Paint Disclosure Statement attached hereto as Exhibit H, and acknowledges receipt of that certain Consent Agreement (the "Consent Agreement") by and among the United States Environmental Protection Agency (executed December 19, 2001), the United States Department of Housing and Urban Development (executed January 2, 2002), and AIMCO (executed December 18, 2001).  Purchaser acknowledges and agrees that (1) after Closing, the Purchaser and the Property shall be subject to the Consent Agreement and the provisions contained herein related thereto, all to the extent relating to the Property, and (2) that Purchaser shall not be deemed to be a third party beneficiary to the Consent Agreement.  Notwithstanding that Purchaser is accepting the Property subject to the Consent Agreement, Purchaser shall have no liability to Seller, AIMCO or any of their respective affiliates for any of the matters set forth in or relating to the Consent Agreement.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

            Seller:

CCIP PALM LAKE, L.L.C.,

a Delaware limited liability company

By:       CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES, LP,

            a Delaware limited partnership,

            its member

            By:       CONCAP EQUITIES, INC.,

                        a Delaware corporation,

                        its general partner

                        By:  /s/John Spiegleman

                        Name:  John Spiegleman

                        Title:  Senior Vice President

[Purchaser's Signature Appears on Next Page]

Purchaser:

BLACKHAWK APARTMENT OPPORTUNITY FUND II, LLC, an Illinois limited liability company

By:       Blackhawk Fund Manager II LLC,
its manager

By:  /s/Gary S. Richman
Name:  Gary S. Richman
Title:  Manager

SCHEDULE A

SELLER INFORMATION SCHEDULE

Common Name of Property	Community Name	Purchase Price	Regional Property Manager	Excluded Permits	Excluded FF&E	Utility Contracts	Lender and Servicer	Note	Litigation
Palm Lake	Palm Lake Apartments	$7,000,000.00	Kelly Mursch	None	None	None	Lender – Federal Home Loan Mortgage Corporation, assignee of GMAC Commercial Mortgage Corporation Servicer - Capmark Finance, Inc.

Multifamily Note dated September 28, 2000 in the original principal amount of $3,000,000 given by Consolidated Capital Equity Partners, L.P to GMAC Commercial Mortgage Corporation, as assigned to Federal Home Loan Mortgage Corporation

Complaint by Dennis Diecidue, as Personal Representative of the Estate of Sally Genuardi, against Seller et al., filed November 30, 2007 in the Hillsborough County, Florida Circuit Court, Case No. D7 16475 (covered by Seller's insurance)